EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-212256 and 333-210093 on Form S-8 and Registration Statement Nos. 333-163811, 333-188492, 333-197903 and 333-213223 on Form S-3 of U.S. Auto Parts Network, Inc. and subsidiaries of our report dated March 6, 2017 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the fiscal year ended December 31, 2016.

/s/ RSM US LLP

Los Angeles, CA
March 6, 2017